As filed with the Securities and Exchange Commission on March 1, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Anzu Special Acquisition Corp I

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1369123
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12610 Race Track Road, Suite 250

Tampa, FL 33626

Telephone: (202) 742-5870

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Whitney Haring-Smith

Chief Executive Officer

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, FL 33626

Telephone: (202) 742-5870

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin R. Salon Andrew P. Campbell Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, DC 20037 (202) 887-1500	Derek J. Dostal Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-252861

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one redeemable warrant(2)	8,050,000	$10.00	$80,500,000	$8,783
Shares of Class A common stock included as part of the units(3)(4)	8,050,000	—	—	—(5)
Redeemable warrants included as part of the units(3)(4)	2,683,334	—	—	—(5)
Total			$80,500,000	$8,783(6)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-252861), which was declared effective by the Securities and Exchange Commission on March 1, 2021.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Maximum number of shares of our Class A common stock and redeemable warrants, as applicable, included in the units described above, including those that may be issued upon exercise of a 45-day option granted to the underwriter.

(5)	No fee pursuant to Rule 457(g) under the Securities Act.

(6)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $402,500,000 on its Registration Statement on Form S-1, as amended (File No. 333-252861), which was declared effective by the Securities and Exchange Commission on March 1, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $80,500,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 8,050,000 additional units of Anzu Special Acquisition Corp I, a Delaware corporation (the “Registrant”), each consisting of one share of Class A common stock and one-third of one redeemable warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-252861) (the “Prior Registration Statement”), initially filed by the Registrant on February 8, 2021 and declared effective by the Securities and Exchange Commission on March 1, 2021. The required opinion of counsel and related consent and independent registered public accounting firm’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following exhibits are being filed herewith:

Exhibit	Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, DC on the 1st day of March, 2021.

Anzu Special Acquisition Corp I

By:	/s/ Dr. Whitney Haring-Smith
	Name:	Dr. Whitney Haring-Smith
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ William Wulfsohn	Chairman of the Board of Directors	March 1, 2021
William Wulfsohn

/s/ Dr. Whitney Haring-Smith	Chief Executive Officer	March 1, 2021
Dr. Whitney Haring-Smith

/s/ John W. Joy	Chief Financial Officer	March 1, 2021
John W. Joy

/s/ Teresa A. Harris	Director	March 1, 2021
Teresa A. Harris

/s/ Priya Cherian Huskins	Director	March 1, 2021
Priya Cherian Huskins

/s/ Susan J. Kantor	Director	March 1, 2021
Susan J. Kantor